Exhibit 6.5

FORM CUSTODY AGREEMENT

YOU SHOULD READ THE TERMS AND CONDITIONS OF THIS AGREEMENT CAREFULLY AS IT AFFECTS YOUR RIGHTS AND REMEDIES AS A CLIENT WITH ASSETS WITH BRASSICA TRUST COMPANY LLC (THE “CUSTODIAN”).

THE CUSTODIAN IS ACTING AS A CUSTODIAN FOR THE ASSETS OF CERTAIN INVESTORS. THE CUSTODIAN IS NOT A BANK OR OTHER STATE OR FEDERAL REGULATED FINANCIAL INSTITUTION IN THE BUSINESS OF ACCEPTING DEPOSITS.

EXCEPT TO THE EXTENT OTHERWISE NOTIFIED TO YOU BY THE CUSTODIAN, NO ASSETS CONVEYED TO THE CUSTODIAN WILL BE INSURED BY THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC).

THE CUSTODIAN HAS NO FIDUCIARY DUTY, RESPONSIBILITY, OR LIABILITY TO ANY PERSON THAT DEPOSITS ASSETS WITH IT.

THE CUSTODIAN MAY HOLD SECURITIES AND U.S. DOLLARS.

Client Full Legal Name:

Client Address:

This Custody Agreement (“Agreement”) contains the terms and conditions that govern the services provided by Brassica Trust Company LLC, a Wyoming limited liability company (“Brassica” or “Custodian”) and is entered into by and between Brassica and Client named above and is effective as of the Client’s date of signature below (“Effective Date”). Custodian and Client are sometimes referred to herein individually as a “Party” and together as the “Parties”. The Parties agree as follows:

Section 1.	Definitions

For purposes of this Agreement and any exhibit or schedule hereto, the following terms will have the meanings ascribed to them below:

“Account(s)” means one or more custody accounts, controlled, and secured by the Custodian on behalf of the Client in accordance with this Agreement, to store certain Securities and Cash.

“Affiliated Agent” means any affiliate of the Custodian.

“Assets” means Securities and Cash that have been delivered to the Custodian to be credited to one or more Accounts established and maintained by the Custodian on behalf of the Client, in each case until such Assets are withdrawn pursuant to this Agreement.

“Authenticated Instruction” means an Instruction that has been confirmed as originating from an Authorized Person through a video conference call, an email, an online transaction, the use of a mobile phone application or hardware security module, or other method of authentication in accordance with procedures specified by the Custodian from time to time as required to be used in connection with the services hereunder.

“Authorized Agent” means any Person designated by the Client to act on behalf of the Client and identified on the Firm Authorized User Form(s).

“Authorized Person” means the Persons identified on the Firm Authorized User Form(s) completed by the Client or the Authorized Agent.

“Business Day” means any day on which the Federal Reserve Bank of Kansas City is open for business.

“Cash” means U.S. dollars.

“Credit Request(s)” means the applicable Proper Instructions sent by or on behalf of the Client to the Custodian to remove or receive certain Assets to its Account.

“Cut-Off Time” means a time specified by the Custodian from time to time on Business Days when the Custodian is open for business in the ordinary course.

“Debit Request(s)” means the applicable Proper Instructions sent by or on behalf of the Client to the Custodian to add or receive certain Assets to its Account.

“Force Majeure Event” means any event due directly or indirectly to any cause or condition beyond the reasonable control of the Custodian, such as, but not limited to: changes in the functioning or features of Eligible Assets or the software protocols that govern their operation; sabotage or fraudulent manipulation of the protocols or network that govern Eligible Assets; changes in applicable Law; cybersecurity attacks, hacks or other intrusions; a System Failure; suspension or disruption of trading markets; requisitions; involuntary transfers; failure of utility services; fire; flooding; adverse weather or events of nature; explosions; acts of God, pandemics, epidemics, civil commotion, strikes or industrial action of any kind; riots, insurrection, terrorist acts; war (whether declared or undeclared); or acts of government or government agencies (U.S. or foreign).

“Governmental Authority” means any governmental body at the supranational, national, state, county, province, city, municipal, local or any other level, any agency, authority, instrumentality, regulatory body, quasi-regulatory authority, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity or subdivision exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, securities exchange or self-regulatory organization, in each case in any jurisdiction.

“Instructions” mean communications, including entitlement orders, received by the Custodian through an on-line communication system, by e-mail, or other method or system, as specified by the Custodian from time to time as available for use in connection with the services hereunder.

“Law” means each of the following, including any updates thereto throughout the Term, to the extent applicable: any and all supranational, national, state, provincial or local laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders or determinations of (or agreements with), and mandatory written direction from (or agreements with), any Governmental Authority or other regulatory authority, including export laws, sanctions regulations, and all federal and state statutes or regulations relating to banking, stored value, money transmission, unclaimed property, payment processing, telecommunications, unfair or deceptive trade practices or acts, anti-corruption, trade compliance, anti-money laundering, terrorist financing, “know your customer,” securities, commodities, derivatives, other financial products or services, privacy or data security.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, proprietorship, governmental body or other entity, association, or organization of any nature. Any reference herein to any Person will be construed to include such Person’s successors and assigns.

“Platform Provider” means the third-party hosted application that electronically refers the Client to the Custodian for access to the services hereunder.

“Proper Instructions” means: (a) With respect to Debit Requests, an Authenticated Instruction delivered by an Authorized Person (or Person that the Custodian believes in good faith to be an Authorized Person) that is confirmed by an Authenticated Instruction from at least one additional Authorized Person (or Person that the Custodian believes in good faith to be an Authorized Person); (b) With respect to Credit Requests, an Authenticated Instruction delivered by an Authorized Person (or Person that the Custodian believes in good faith to be an Authorized Person); (c) With respect to sale or purchase orders of any Asset, an Instruction delivered by an Authorized Person (or Person that the Custodian believes in good faith to be an Authorized Person) through the user interface specified by the Custodian to submit sale or purchase orders for Assets; and (d) With respect to requests not involving the transfer of any Assets, an Instruction delivered by an Authorized Person (or Person that the Custodian believes in good faith to be an Authorized Person).

“Securities” means, without limitation, common stock and other equity securities, bonds, debentures and other debt securities, notes, mortgages and other obligations, or any other security, and any instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein.

“System Failure” means a failure of any computer hardware or software used by the Custodian or a service provider to the Custodian, or any telecommunications lines or devices used by the Custodian or a service provider to the Custodian.

“Taxes” means all federal, state, local, foreign, and other taxes, government fees or the like, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, franchise taxes, capital stock taxes, sales taxes, use taxes, ad valorem, or value-added taxes, employment and payroll-related taxes, withholding taxes, and transfer taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest thereon, and fines and penalties imposed in connection therewith.

“Trade Order” means a sale or purchase order in the form of Proper Instructions.

Section 2.	Appointment of Custodian and Accounts

2.1 Appointment of Custodian. Client hereby appoints Custodian to perform the services specified hereunder pursuant to the terms and conditions set out herein, and Custodian hereby accepts such appointment pursuant to the terms and conditions set out herein. The Custodian is a Wyoming-chartered public trust company and will be agent or principal with respect to any actions taken by the Custodian with respect to the purchase and sale services pursuant to Section 4 of this Agreement, subject to Section 12.4(g).

2.2 Establishment of Accounts. The Client authorizes, approves, and directs the Custodian to establish and maintain on its books, in the name of the Client, pursuant to the terms of this Agreement one or more Accounts. The establishment of the Accounts in the name of the Client will be subject to successful completion of the Custodian’s screening procedures, as determined by the Custodian in its sole discretion.

2.3 Treatment of Assets

(a) Cash held for the Client in Account(s) may be held by the Custodian in an omnibus, non-interest bearing cash account, along with the Cash of other customers of the Custodian. The Custodian may hold Cash in an Account subject to and in accordance with applicable local Law, rules, or practices. The Client hereby acknowledges and agrees that the Custodian will have no right, interest, or title to any Cash that the Client elects to store with the Custodian, and that any such Cash will not be an asset on the balance sheet of the Custodian. In addition, the Client hereby acknowledges and agrees that the Custodian may hold any Cash received by it from or on behalf of the Client in one or more omnibus bank accounts, at depository institutions or in money market accounts, in each case at the Custodian’s sole discretion. Each omnibus account constitutes a banking relationship between the Custodian and a depository institution and does not constitute a custodial relationship between the Custodian and such depository institution and does not create or represent any relationship between the Client and any such depository institution. In addition, any money market account will be in the name of the Custodian and will be maintained separately and apart from the Custodian’s business, operating, and reserve accounts. Any such money market account will constitute an investment account between the Custodian and the asset management firm of such money market account and will not create or represent any relationship between Client and any asset management firm.

(d) The Parties acknowledge and agree that each Asset held in the Account(s) is treated as required under applicable Law. The Parties acknowledge and agree that all Assets held in custody by the Custodian, and all transactions related to the Assets, will be in the State of Wyoming.

2.4 [Reserved]

2.5 Acceptance and Holding of Assets

(a) All Assets held hereunder may be registered in the name of Custodian, any entity authorized to hold Assets pursuant to this Agreement or any nominee of the Custodian or any such authorized entity.

2.6 Designation and Segregation of Assets. The ownership and custody of all of the Client’s Assets will be recorded in the Custodian’s books and records as required under applicable Law.

Section 3.	Transfers of Assets

3.1 Transfers of Cash

(a) Cash Credits. Subject to the terms of this Agreement, the Client may transfer Cash into the Client’s Account from a third-party bank account or a third party by sending the Custodian a Cash Credit Request.

(i) Upon receiving the Cash Credit Request and verifying that such request complies with Section 5.2, the Custodian will complete any transfer to the Account within two Business Days after receipt of the Cash Credit Request. If a Cash Credit Request is received after the Cut-off-Time, such transfer will be completed within two Business Days of the following Business Day.

(ii) The Custodian will not accept, for the benefit of Client, Cash credits from third parties. Cash credits will only be accepted from banks that have been approved through Custodian’s BSA/AML program and are in the name of an individual or an institution named on the related Account. This prohibition may be modified by mutual written agreement of Client and the Custodian in order to accommodate Client’s receipt of Cash credits from its subscribers and may be subject to additional terms, conditions, and fees.

(b) Cash Debits. Subject to the terms of this Agreement, the Client may transfer Cash from the Account to an account at a third-party bank established and maintained in the name of the Client or in the name of a third party by sending the Custodian a Cash Debit Request.

(i) Upon receiving the Cash Debit Request and verifying that such request complies with Section 5.2, the Custodian will complete any transfer from the Account within two Business Days after receipt of the Cash Debit Request. If a Cash Debit Request is received after the Cut-off Time, such transfer will be completed within two Business Days of the following Business Day.

(ii) Such transfer may only be effected via wire transfer or ACH.

(iii) Cash debits are only permitted to bank accounts that have been approved through Custodian’s BSA/AML program and are in the name of an individual or an institution named on the recipient’s account.

3.2 Transfers of Securities

(a) Securities Credits. Subject to the terms of this Agreement, the Client may transfer Securities from itself, an external provider, or other third parties to the Account. Prior to any such transfer, the Client will send the Custodian a Securities Credit Request. The Custodian is not obligated to credit any securities to the Account before the Custodian actually receives such Securities by final settlement.

(i) Upon receiving a Securities Credit Request and verifying the transferred securities and that such request complies with Section 5.2, the Custodian will provide the Client with settlement instructions, including specific account details and delivery instructions. The Client will initiate the transfer by instructing their current holding institution or broker to deliver the Securities to the Custodian. The transfer will be executed following established industry practices and relevant regulations.

(ii) The Custodian will reconcile the received Securities with the Client’s Account records and confirm the successful transfer to the Account.

(b) Securities Debits. Subject to the terms of this Agreement, the Client may initiate the transfer of securities from the Account by sending the Custodian a Securities Debit Request.

(i) Upon receiving the Securities Debit Request and verifying the request complies with Section 5, the Custodian will provide the Client with settlement instructions for the requested transfer. The Client will follow the provided instructions to initiate the transfer from the Account.

(ii) The Custodian will provide the Client with a confirmation of the pending debit transaction.

(iii) If a Securities Debit Request would result in the transfer of Securities exceeding the available balance in the Account, the Custodian may reject such instructions at its sole discretion.

(c) Risk in Relation to Securities Transactions. The Client will bear the sole risk and expense associated with the transfer of Securities, including any delays or inability to achieve final settlement as required by this Agreement. The Custodian will follow established industry practices and relevant regulations to facilitate the timely settlement of securities transactions. However, the Custodian will not be liable for any delays or failures in settlement arising from circumstances beyond its reasonable control or that are attributable to the actions or omissions of third parties involved in the settlement process. The Client acknowledges that the settlement of Securities may involve intermediary entities, such as clearinghouses, depositories, or transfer agents, and that the Custodian’s role is limited to the custody and transfer of the Securities as instructed by the Client.

3.3 Request for Additional Information. The Client will promptly provide to the Custodian any additional information requested regarding the source or ownership of the Assets subject to a Credit Request or the recipient of Assets subject to a Debit Request.

3.4 Transfer Fees. Transfers of Assets to and from any and all Accounts are subject to the fees in the Fee Schedule.

3.5 Transaction Limits. The Custodian may, for risk management or other reasons, impose limits on the number or size, or both, of transactions processed for the Client under this Section 3.

Section 4.	Purchase and Sale of Assets

4.1 At the Direction of the Client. At the direction of the Client, the Custodian may: (a) exchange Securities for other Securities and/or Cash in connection with any conversion privilege, reorganization, redemption in bind, consolidation, tender offer or exchange offer, or any exercise or subscription, purchase or other similar rights represented by Securities and/or Cash; and/or (b) to the extent, applicable, exercise voting or similar rights attributable to Securities and/or Cash in the Accounts.

4.3 Execution and Order Fulfillment. The Custodian may execute and fulfill the Client’s Trade Orders. The Custodian’s execution and settlement of Trade Orders is subject to available liquidity and market conditions generally. The Custodian reserves the right to cancel or reject any Trade Order, in whole or in part, for any reason.

4.4 Settlement Services. The Custodian may offer settlement services (the “Settlement Services”) that facilitate the settlement of transactions of Securities or Cash between Client and Client’s trade counterparty that also has an Account with Custodian (a “Settlement Partner”). Client acknowledges that the Settlement Service, if offered, is an application programming interface (API) product complemented by a web user interface (UI). If offered, Client may utilize the Settlement Services by way of a number of options, including settlement of one-sided requests with counterparty affirmation; one-sided requests with instant settlement; and two-sided requests with reconciliation. Settlement transactions are subject to all applicable Laws and the rules and regulations of all federal, state and self-regulatory agencies.

Section 5.	Instructions

5.1 Authorized Persons and Authorized Agents. Subject to approval by the Custodian, an Authorized Person is authorized to act on behalf of the Client in the performance of those acts or duties specified for each such person from time to time in the Firm Authorized User Form(s). The Client, or Authorized Agent acting on behalf of the Client, may, from time to time, add to or remove names from the list of Authorized Persons maintained by the Custodian, or change the authorizations granted to any Authorized Person, by delivery of a new or revised Firm Authorized User Form to the Custodian. If at any time there are no Authorized Persons designated by the Client or the Authorized Agent, the president/chief executive officer and chief financial officer of the Client if it is a legal entity, will be deemed Authorized Persons hereunder.

5.2 Custodian Reliance on Instructions. The Custodian may act upon and rely upon any Proper Instruction received from, or believed in good faith by the Custodian to be received from, an Authorized Person, that have been validated in accordance with procedures the Custodian may put in place from time to time, unless or until the Custodian has (a) received written notice of any change thereto from the Client and (b) had a reasonable time to note and implement such change.

5.2 Validation of Instructions. Validation procedures used by the Custodian are designed only to verify the source of the Instruction and not to detect errors in the content of that Instruction or to prevent duplicate Instructions.

5.3 Rejection of Instruction. The Custodian may reject or decide, in its sole and absolute discretion, not to act on any Instruction to transfer Assets (a) based on the Custodian’s applicable policies and procedures, including the results of the Custodian’s transaction monitoring and screening procedures, (b) where it reasonably doubts such Instruction’s contents, authorization, origination or compliance with the Custodian’s policies and procedures, (c) where it reasonably believes that acting on the Instruction could: (i) require it to register or qualify as a regulated entity, (ii) violate or facilitate the violation of any Law, or (iii) subject the Custodian to any financial or other liability, and, in each case, the Custodian covenants to promptly notify the Client of its decision in such instance if permitted to do so by Law, or (iv) in order to give effect to transaction limits imposed in accordance with Section 3.5. In the event the Custodian will receive conflicting Instructions from the Client or any Authorized Person, the Custodian will be entitled, at its option, to refrain from taking action until such conflicting Instructions are reconciled to its reasonable satisfaction.

5.4 Platform Provider Instructions. Unless otherwise directed by the Client, the Client expressly acknowledges and agrees that the Platform Provider may act as an Authorized Agent to act on behalf of the Client even if not expressly listed on the Firm Authorized User Form(s). Any Instructions received by the Custodian, whether electronically or otherwise, from the Platform Provider shall be deemed as Proper Instructions. If the Client restricts the Platform Provider’s authority to act as an Authorized Agent, certain functions performed on behalf of the Client by the Platform Provider will be limited.

5.5 Responsibility for and Limitations on Instructions.

(a) The Client is responsible for any Instructions given to the Custodian or on which the Custodian is entitled to rely hereunder, whether or not properly authorized by the Client. The Custodian will have no duty or responsibility to inquire into, make recommendations, or determine the suitability of any Instructions or transactions affecting the Account(s).

(b) The Client agrees that the Custodian will have no obligation to act in accordance with purported Instructions to the extent that they conflict with applicable Law.

(c) The Custodian will not be liable for any loss resulting from a delay while it obtains clarification of any Instructions.

(d) The Client agrees that the Custodian is not responsible for any errors made by or on behalf of the Client, any errors resulting, directly or indirectly, from fraud or the duplication of any Instruction by or on behalf of the Client, or any losses resulting from the malfunctioning of any devices used by the Client or loss or compromise of credentials used by the Client to deliver Instructions.

5.6 Acknowledgment of Risk. The Client expressly acknowledges and agrees that the use of electronic communication systems to convey Instructions does not eliminate the risk of error and fraudulent activities or security and privacy issues.

5.7 English. Instructions are to be given in the English language only.

5.8 Cut-Off Times. The Custodian may act on Instructions only within Cut-Off Times.

Section 6.	Performance by the Custodian

6.1 Custodial Duties Requiring Instructions. The Custodian will carry out any of the following actions only upon receipt of specific Proper Instructions, delivered in accordance with Section 5, authorizing and requesting same:

(a) Receive or deliver any Assets, except as otherwise specifically provided for in this Agreement; and

(b) Carry out any action affecting Assets or the Account(s), other than those specified in Section 6.2 below; provided, however, that each instance will be subject to the prior approval and agreement of the Custodian.

6.2 Non-Discretionary Custodial Duties. Absent a contrary Proper Instruction, the Custodian will be permitted, and is hereby authorized and directed by Client to, and may authorize subcustodians or depositories to, carry out any of the following actions without any further Proper Instructions or approval by or on behalf of Client:

(a) In the Client’s name or on its behalf, sign any affidavits, certificates of ownership and other certificates and documents relating to Assets which may be required (i) to obtain any Assets, or (ii) by any tax or regulatory authority having jurisdiction over the Assets or the Account(s);

(b) Notify the Client of notices, circulars, reports and announcements that require discretionary action, in each case, which the Custodian has received in the course of acting in the capacity of custodian of any Assets held on the Client’s behalf; and

(c) Attend to all non-discretionary matters in connection with anything provided in this Section 6.2 or any Instruction.

6.3 Use of Third Parties. The Custodian may perform any of its duties or obligations under this Agreement through depositories, subcustodians, subcontractors or agents (including its affiliates), whenever and on such terms and conditions as it deems necessary or advisable to perform such duties or obligations or liabilities. The Custodian will act in good faith and use reasonable care in the selection and continued appointment of unaffiliated depositories, subcustodians, subcontractors or agents.

6.4 Reporting. The Custodian will provide to Client quarterly account statements identifying the Assets in the Account(s) on a quarterly basis and setting forth all transactions in the Account(s) during such quarter. Upon written request from the Authorized Agent, the Custodian will also provide copies of quarterly account statements to the Authorized Agent.

6.5 Independent Verification. If the Client is subject to Rule 206(4)-2 under the Investment Advisers Act of 1940, as amended, the Custodian will, upon written request, provide the Client with authorized independent public accountant confirmation of or access to information sufficient to confirm that (i) the Client’s Assets as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4), and (ii) the Client’s Assets are held either in a separate account under the Client’s name or in accounts under the Client’s name as agent or trustee for the Client’s clients.

6.6 Security. The Custodian may take such steps that it determines, in its sole discretion, may be necessary or advisable to inspect and protect the security of the Assets and the Accounts or to enhance the Custodian’s ability to secure the Assets or the Accounts, including cancelling, interrupting, terminating or suspending any or all of the Custodian’s services and operations hereunder and the Client’s access to the Custodian’s services and operations, to any Assets or to the Accounts. The Custodian may from time-to-time review and amend its policies and procedures or impose such additional policies and procedures as the Custodian, in its sole discretion, considers necessary or advisable to enhance the Custodian’s ability to secure the Assets or the Accounts.

7. Taxation

7.1 Client’s Tax Obligations. The Client will, for all tax purposes, be treated as the owner of all Assets held by the Custodian pursuant to this Agreement. It is the Client’s sole responsibility to determine whether and to what extent Taxes and Tax reporting obligations may apply to the Client with respect to its Assets, Accounts, and transactions, and the Client will timely pay all such Taxes and will file all returns, reports, and disclosures required by applicable Law.

7.2 Tax Information. Upon execution of this Agreement, as well as upon request of the Custodian, the Client will promptly provide the Custodian with all forms, certifications, documentation, representations and warranties and any other information as the Custodian may request (“Account Tax Documentation”), including a duly completed and executed W-9 or W-8 (both available at www.irs.gov), as applicable, as to the Client’s and/or the Client’s underlying beneficial owners’ tax status and/or residence. The Client warrants that, when given, such Account Tax Documentation is true, complete and correct. If any such Account Tax Documentation becomes inaccurate, incorrect or obsolete, the Client will notify the Custodian immediately and promptly provide updated Account Tax Documentation. The Client understands that the Custodian may disclose any information with respect to Client Assets, Accounts and transactions required or requested by any applicable taxing authority or other governmental entity.

7.3 Payments; Indemnity. Custodian is authorized to deduct and/or withhold Taxes, including Taxes arising as a result of the Client’s failure to provide Account Tax Documentation pursuant to Section 7.2 above, from Client’s Assets, Accounts, or other property of the Client and remit such amounts to the relevant taxing authority. If any Taxes become payable with respect to any prior payment made to the Client by the Custodian, the Custodian may withhold any cash or other property of the Client held or received with respect to Client’s Assets, Accounts, or other property in satisfaction of such prior Taxes. The Client will remain liable for any Tax deficiency. If Taxes are required to be deducted or withheld from any payments made by the Client to Custodian, the Client will pay such additional amounts as are necessary so that Custodian receives a net amount equal to the amount Custodian would have received absent such withholding or deduction. Without limiting Section 14 hereof, the Client will indemnify and hold the Custodian harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to, or resulting from, any delay in, or failure by, the Custodian to pay, withhold or report any Taxes imposed on Client’s Assets, Accounts, cash or other property.

8. [Reserved]

Section 9.	[Reserved]

Section 10.	[Reserved]

Section 11.	Representations and Warranties

11.1 Mutual Representations and Warranties. Each Party hereto represents and warrants to the other Party, as of the date this Agreement, that:

(a) If it is a legal entity, it is duly organized and in good standing in its jurisdiction of formation;

(b) It has the requisite power and authority to execute this Agreement and to perform its obligations hereunder;

(c) It has taken all necessary action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d) This Agreement, when executed and delivered, will be its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws;

(e) Any consent, authorization or Instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(f) Any act reasonably required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(g) Neither the execution nor performance of this Agreement by such Party will materially breach any applicable Law, contract or other requirement to which such Party is bound.

11.2 Client Representations and Warranties. In addition to the general representations set forth in Section 11.1 hereof, the Client also represents, warrants and covenants to the Custodian that:

(a) its primary address (or principal place of business if Client is an entity) is true, and it will notify the Custodian before changing its address or principal place of business to another jurisdiction;

(b) It has the requisite power and authority to deposit the Assets in the Account(s);

(c) Any factual information heretofore or contemporaneously furnished by or on behalf of the Client in writing to the Custodian for purposes of or in connection with the services contemplated by this Agreement is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time; provided that, with respect to forecasts or projections, the Client represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time;

(d) There is no claim pending, or to the Client’s knowledge, threatened, and no encumbrance or other lien, in each case, that may adversely affect any delivery of Assets made in accordance with this Agreement;

(e) It has not relied on any oral or written representation or warranty made by the Custodian or any other person on the Custodian’s behalf, other than those explicitly set forth in Section 11.1 thereof;

(f) It owns the Assets in the Account(s) free and clear of all liens, claims, security interests and encumbrances (except those granted herein) and it has all rights, title and interest in and to the Assets in the Account(s) as necessary for the Custodian to perform its obligations under this Agreement;

(g) [Reserved];

(h) It is not, and no transferor or transferee of Assets pursuant to any Credit Request or Debit Request is: (i) the target of any economic, financial or trade sanctions or embargoes, export controls or other restrictive measures imposed by the United States of America (including those administered by the United States Department of the Treasury’s Office of Foreign Assets Control), the European Union, any member state of the European Union, the United Kingdom or the United Nations (the “Sanctions”), or (ii) located, organized or resident in a country or territory with which dealings are broadly restricted or prohibited by any Sanctions (any such country, territory, entity or individual described in this clause (h), a “Sanctioned Party”);

(i) The Client does not know or have any reason to suspect that (i) any part of the Assets are or will be derived from, held for the benefit of, or related in any way to transactions with or on behalf of, any Sanctioned Party, and (ii) any Sanctioned Party has or will have any legal or beneficial interest in the Client or any of the Assets;

(j) The Client does not know or have any reason to suspect that (i) any part of the Assets was derived from unlawful activities, or (ii) any part of the Assets or proceeds of the Assets will be used to finance any unlawful activities;

(k) If the Client is a non-U.S. banking institution (a “Non-U.S. Bank”) or is holding its security entitlement to the Assets credited to the Account(s) directly or indirectly on behalf of or for the benefit of a Non-U.S. Bank, such Non-U.S. Bank (i) maintains a place of business at a fixed address, other than solely a post office box or an electronic address, in a country where the Non-U.S. Bank is authorized to conduct banking activities; (ii) at such location, employs one or more individuals on a full-time basis; (iii) maintains operating records related to its banking activities; (iv) is subject to inspection by the banking authority that licensed the Non-U.S. Bank; and (v) does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a registered affiliate of such Non-U.S. Bank;

(l) If the Client is an entity holding its security entitlement to the Assets credited to the Account(s) on behalf of third parties, (i) the Client is in compliance in all material respects with Sanctions and, as applicable to the Client, the U.S. Bank Secrecy Act, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, the Anti-Money Laundering Act of 2020, as amended, or any similar U.S. federal, state or foreign law or regulation, (ii) the Client has anti-money laundering policies and procedures in place reasonably designed to verify the identity of its customers and investors and their sources of funds, and (iii) the Client has established the identities of and conducted thorough due diligence with respect to all of its customers or investors who beneficially own or will beneficially own, directly or indirectly, any of the Assets;

(m) It acknowledges that the Custodian may, with or without prior notice to the Client, freeze the Client’s Accounts, or any other Assets of the Client in the Custodian’s possession or control, including, but not limited to, prohibiting transfers, declining any Credit Request or Debit Request and/or segregating Assets or property, if the Custodian determines, suspects, or is advised that such actions are necessary or advisable to comply with any applicable anti-money laundering, OFAC or other laws or regulations in any relevant jurisdiction. The Client acknowledges that the Custodian may be required to report transactions that raise suspicions of money laundering or OFAC violations and to disclose the identity of the Client and any related parties to appropriate government authorities;

(n) It does conduct and intends to continue to conduct its business in material compliance with all applicable Laws, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; without limiting the generality of the foregoing, it will not use the services provided by Custodian hereunder in any manner that is, or would result in, a violation of any applicable Law;

(o) It is aware of and familiar with, and has been fully informed of, the risks associated with giving Proper Instructions, and is willing to accept such risks, and it will (and will cause each Authorized Person to) safeguard and treat with extreme care any devices or credentials related to Proper Instructions, understands that there may be alternative methods of giving or delivering the same than the methods selected by the Custodian, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances, and acknowledges and agrees that a deposit or withdrawal request may conclusively be presumed by the Custodian to have been given by Authorized Person(s) duly authorized to do so, and may be acted upon as given;

(p) [Reserved];

(q) [Reserved]; and

(r) if the Client is legal entity and to the extent applicable, the aggregate interest in any class of shares of the Client held by benefit plan investors (as such term is interpreted under The Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), will not at any time equal or exceed twenty-five percent of the outstanding shares of such class and the Client will not permit the assets of the Client to be deemed assets of an employee benefit plan that is subject to ERISA.

11.3 Custodian Representations and Warranties. The Custodian represents to the Client that the Custodian is a Wyoming-chartered public trust company pursuant to Wyo. Stat. § 13-5-501 et. seq. and is authorized to engage in all activities described in Wyo. Stat. § 13-5-510.

Section 12.	Scope of Custodian’s Responsibilities; Limitations

12.1 Standard of Care. The Custodian will use commercially reasonable efforts in performing its obligations under this Agreement. Subject to the terms of this Agreement, the Custodian will not be responsible for any loss or damage suffered by Client as a result of the Custodian performing such duties unless the same results from an act of fraud, willful default or gross negligence on the part of the Custodian. The Custodian will not be responsible for the title, validity or genuineness of any Assets (or any evidence of title thereto) received or delivered by it pursuant to this Agreement.

12.2 No Investment Advice. Custodian does not provide investment, tax, or legal advice, nor does Custodian broker transactions on Client’s behalf. Client acknowledges that Custodian has not provided any advice or guidance or made any recommendations to Client with regard to the suitability or value of any Assets, and that Custodian has no liability regarding any selection of an Asset that is held by Client. All transactions are executed based on Client’s Instructions, and Client is solely responsible for determining whether any investment, investment strategy, or related transaction involving Assets is appropriate for Client based on Client’s personal investment objectives, financial circumstances, and risk tolerance. Client should consult its investment, tax, or legal professional regarding Client’s specific situation.

12.3 Limitations on Losses

(a) In no event will the Custodian be responsible or liable for any loss, claim or damage suffered by the Client, except to the extent of a final, non-appealable judicial determination that such loss, claim or damage directly resulted from the gross negligence, willful misconduct, or fraud of the Custodian. In the event of such final, non-appealable judicial determination, the liability of the Custodian will not exceed the lesser of: (a) the replacement cost of any Assets, and (b) the market value of the Assets (as determined by the Custodian) to which such loss or damage relates at the time the Client reasonably should have been aware of such gross negligence, willful misconduct, or fraud. In the event of any loss sustained by the Client for which the Custodian is finally adjudicated, after exhaustion of all potential appeals, that it is liable hereunder, the liability of the Custodian will be reduced to the extent that the Client’s own negligence contributed to such loss.

(b) The Custodian will not be liable for any loss caused, directly or indirectly, by (a) the failure of the Client to adhere to the Custodian’s policies and procedures that have been disclosed to the Client, (b) a Force Majeure Event or (c) any action taken pursuant to Section 6.5.

(c) Under no circumstances will the Custodian be liable to the Client for (a) acting in accordance with or conclusively relying upon any Instruction that it believes in good faith to have been authorized by the Client or any Person acting on behalf of the Client, or (b) any indirect, consequential, incidental, special or punitive loss or damage, even if the Custodian has been advised of or otherwise might have anticipated the possibility of such loss or damage.

(d) The Custodian will not be responsible or liable to the Client for any loss caused, directly or indirectly, by (a) any failure or delay to act by any service provider to the Custodian or (b) any System Failure (other than a System Failure caused by the gross negligence, misconduct or fraud of the Custodian or the Custodian’s affiliates), that prevents the Custodian from fulfilling its obligations under this Agreement.

12.4 Limitations on the Custodian’s Responsibility

(a) General. The Custodian will only be responsible for the performance of those duties as are expressly set forth herein, including acting in accordance with any Proper Instructions given in accordance with this Agreement. The Custodian will have no implied duties or other obligations whatsoever. The Custodian will not be subject to, nor required to comply with, any other agreement to which the Client is a party.

(b) No Liability for Third Parties. The Custodian, provided that the Custodian will have acted in good faith and used reasonable care in the selection and continued appointment of the third party and subject to clause (c) below, is not responsible or liable for the acts, omissions, defaults, insolvency, negligence, gross negligence, misconduct or fraud of any third party selected by the Custodian to perform any of its duties or obligations under this Agreement, including any agent, depository, subcontractor or subcustodian. In addition, in no event will the Custodian be responsible or liable for the acts, omissions, default, insolvency, negligence, gross negligence, misconduct or fraud of any other third party that is not an Affiliated Agent, including any exchange, liquidity provider, counterparty, or third-party vendor.

(c) Sole Obligations of the Custodian. The Client understands and agrees that notwithstanding any delegation by the Custodian of any of its obligations and duties to an Affiliated Agent, no such agreement with any Affiliated Agent will discharge the Custodian from its obligations hereunder, and the rights of the Client with respect to the Custodian extend only to the Custodian and do not extend to any Affiliated Agent of the Custodian. The Client will have no direct or indirect rights or causes of action against any Affiliated Agent, nor will any Affiliated Agent have any responsibility or liability to any Client of the Custodian.

(d) Performance Subject to Laws. The Client understands and agrees that the Custodian’s performance of this Agreement may be subject to relevant Laws and any rules, operating procedures, practices, and protocols related to the Assets, all of which may be subject to change. The Custodian may from time-to-time review and amend its policies and procedures or impose such additional policies and procedures as the Custodian, in its sole discretion, considers necessary or advisable due to change in any Law, including any Law related to the Assets.

(e) Preventing Performance. The Custodian will not be responsible for any failure to perform any of its obligations if such performance is prevented, hindered, or delayed by a Force Majeure Event, by changes in the Custodian’s policies or procedures made in the Custodian’s sole discretion in light of legal, regulatory, operational, security or reputational risks. In such a case, the Custodian’s obligations will be suspended for so long as the Force Majeure Event continues or any change in the Custodian’s policies or procedures remains in effect.

(f) Validity of Assets. The Custodian does not warrant or guarantee the form, authenticity, value, or validity of any Asset received by the Custodian.

(g) No Fiduciary Duties. The Custodian has no fiduciary duty, responsibility, or liability to the Client in any respect, including with respect to the Cash held in the held in the Account under this Agreement (irrespective of whether an affiliate of the Custodian has provided other services or is currently providing other services to the Client on other matters).

(h) Forwarded Information; Contents of Documents. The Custodian is not responsible for the form, accuracy, or content of any notice, circular, report, announcement or other material provided under Section 6.2(a) of this Agreement not prepared by the Custodian and the Custodian will not be required to make any investigation into the facts or matters stated in any certificate, report, or other document.

(i) Reliance on Counsel. The Custodian may consult with legal counsel(s) of its own choosing as to any matter relating to this Agreement, and the Custodian will not incur any liability with respect to anything done or omitted by it in accordance with any advice from such counsel.

(j) Security of Assets. The Custodian will not be liable to the Client for any loss resulting from actions taken by the Custodian to inspect, protect or improve the security of the Client’s Assets pursuant to Section 6.5.

(k) Conflicting Claims. In the event of any dispute or conflicting claims by any person or persons with respect to the Assets, the Custodian will be entitled to refuse to act until either (a) such dispute or conflicting claim will have been finally determined by a court of competent jurisdiction or settled by agreement between conflicting parties, and the Custodian will have received written evidence satisfactory to it of such determination or agreement or (b) the Custodian will have received an indemnity, security or both, satisfactory to it and sufficient to hold it harmless from and against any and all loss, liability and expense that the Custodian may incur as a result of its actions.

(l) Legal and Regulatory Compliance. The Custodian will have no obligation to review, monitor or otherwise ensure compliance by the Client or the Authorized Agent with (a) any Law applicable to the Client or the Authorized Agent or (b) any term or condition of any agreement between the Client and any third party, including the Authorized Agent.

(m) Reliance on Written Items. The Custodian may rely on and will be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it in accordance with this Agreement, not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by an Authorized Person. The Custodian will be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian will not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document.

Section 13.	Client Obligations

13.1 Payment. The Client agrees to pay all fees, expenses, charges, and obligations incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the Fee Schedule to be attached hereto, together with any other amounts payable to the Custodian under the Agreement. The Fee Schedule may be changed from time to time by the Custodian upon prior written notice to the Client or the Authorized Agent. The Client authorizes the Authorized Agent to agree to any changes to the Fee Schedule on behalf of the Client without notifying or obtaining prior consent from the Client, and the Client agrees to be bound by any fees or charges agreed to by the Authorized Agent. Unless otherwise agreed, all fees and expenses paid to the Custodian will be paid in U.S. Dollars.

13.2 Provision of Identifying Information. The Client hereby acknowledges that the Custodian is subject to various laws including those requiring verification of the identities of customers, pursuant to which the Custodian will obtain, verify and record information that allows the Custodian to identify each Client. Accordingly, prior to entering into this Agreement, the Custodian will ask the Client to provide certain information including, but not limited to, the Client’s name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Client’s identity, such as, to the extent applicable, organizational documents, certificate of good standing, license to do business or other pertinent identifying information. The Custodian may obtain and verify comparable information for any Authorized Person. The Client will provide the Custodian with documentation to allow for obtaining and verifying the beneficial owners and control persons of customers that are legal entities. The Client acknowledges that the Custodian cannot provide services under this Agreement until the Custodian verifies the identity of the Client (and, if applicable, Authorized Agents, Authorized Persons and/or beneficial owners) in accordance with its customer identification and verification procedures. The Client’s Accounts may be restricted or closed if the Custodian cannot obtain and verify this information. The Custodian will not be responsible for any losses or damages (including, but not limited to, lost opportunities) that may result if a Client’s Account is restricted or closed.

13.3 Provision of Asset Ownership Information. The Client will promptly provide the Custodian with such additional information and documentation (including, as applicable, by executing additional documentation) as the Custodian may request to confirm ownership of Assets, for the Custodian to comply with its policies and procedures, and to enable the Custodian to perform its duties and obligations under this Agreement.

13.4 Sanctioned Person Notification. The Client will promptly notify the Custodian if (a) the Client is or becomes a Sanctioned Person, (b) the Client is or becomes located, organized, or resident in, or begins to conduct business in or with a country or territory with which dealings are broadly restricted or prohibited by any Sanctions, or (c) the Client becomes aware that the Client or any Asset, or any transaction involving an Asset, is or becomes the target of any Sanctions or investigation (including the reasonable details thereof).

13.5 Permission for Liens and Security Interests. The Client will not grant any other Person a lien, security interest, charge or similar rights or claims against the Assets without the Custodian’s prior consent. The Custodian will not unreasonably withhold such consent and reserves the right to charge the Client extra fees to compensate the Custodian for its extra recordkeeping and administrative costs related to such right or claim.

13.6 Instructions. In giving any Instructions which purport to be Proper Instructions under this Agreement, the Client will act, and will cause the Authorized Agent to act, in accordance with the provisions of any and all constitutional documents of the Client, any and all documents governing the Assets and any related Laws.

13.7 Responsibility for Account Security. The Client, its Authorized Agents, and its Authorized Persons are responsible for creating a strong password and maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers, or any other codes that the Client and any Authorized Agents or Authorized Person uses to access the services provided by the Custodian under this Agreement. Any loss or compromise of the foregoing information and/or the Client’s personal information may result in unauthorized access to the Accounts by third parties and the loss or theft of any Assets held in the Accounts and any associated accounts. The Client is responsible for keeping the Client’s contact information, including email address and telephone number, up to date in order to receive any notices or alerts that the Custodian may send to the Client. The Custodian assumes no responsibility for any loss that the Client may sustain due to compromise of account login credentials not due to fault of the Custodian, or due to any failure by the Client, any Authorized Agent or to follow or act on any notices or alerts that the Custodian may send to the Client, an Authorized Agent, or an Authorized Person.

13.8 Legal Consultation. At any time, the Custodian may request Instructions from any Authorized Person or Authorized Agent (or Person that the Custodian believes in good faith to be an Authorized Person or Authorized Agent), and may consult with its own legal counsel or outside legal counsel for the Client, at the expense of the Client upon notice to the Client, with respect to any matter arising in connection with the services to be performed by the Custodian under this Agreement. The Client agrees to pay all reasonable and documented fees, expenses, charges, and obligations incurred by the Custodian in connection with such Instructions or consultations.

Section 14.	Indemnity

14.1 Indemnity to the Custodian. The Client agrees to indemnify, defend and hold harmless the Custodian, its parent companies, subsidiaries and affiliates, and its and their directors, officers, agents and employees, against any and all claims, costs, causes of action, losses, liabilities, lawsuits, demands and damages, fines, penalties and expenses, including without limitation, any and all court costs and reasonable attorney’s fees that result from: (a) Client’s (or when acting on Client’s behalf, Platform Provider’s) misrepresentation, act or omission or alleged misrepresentation, act or omission; (b) Custodian’s following Client’s or Platform Provider’s directions or failing to follow Client’s or Platform Provider’s unlawful or unreasonable directions; (c) any of Client’s actions or the actions of Client’s previous advisors or custodians; (d) the failure by Platform Provider to perform its obligations on behalf of the Client as required by this Agreement, applicable Law, regulation, or otherwise; and (e) the failure of any other person and/or entity (including Platform Provider) not controlled by Custodian to perform its obligations on behalf of the Client. The foregoing indemnifications will survive any termination of this Agreement.

14.2 Client’s Direct Liability. The disclosure by the Client to the Custodian that the Client has entered into this Agreement as the agent or representative of another person will not relieve the Client of any of its obligations under this Agreement, including those described in Section 14.1 above.

Section 15.	Client Final Distribution of Assets

The Client agrees that the Assets will be finally distributed, transferred, and delivered to the Client only upon the Client’s indefeasible payment in full of any and all amounts due and owing to the Custodian hereunder.

Section 16.	Remedies Upon Nonpayment

If the Client, upon demand, fails to pay the Custodian any required amount in respect of any Asset subject to this Agreement, the Custodian may, without notice to the Client (except as required by law) and at any time appropriate, sell such Asset and/or exercise in respect of each such Asset any and all the rights and remedies of a secured party on default under applicable Law.

Section 17.	Lien and Set Off

17.1 Lien. In addition to all rights and remedies available to the Custodian under applicable Law, the Custodian will have, and the Client hereby grants, a continuing lien on and valid and perfected first-priority security interest in all Assets until the satisfaction of all liabilities of the Client to the Custodian arising under this Agreement, including without limitation liabilities in respect of any fees and expenses or credit exposures in relation to the Accounts incurred in the performance of services under this Agreement. Custodian will have all the remedies of a secured party under the Uniform Commercial Code as in effect in the State of Wyoming. The Client will not grant any other Person a lien, security interest, charge or similar rights or claims against the Assets without the Custodian’s prior written consent.

17.2 Set-off. Without limiting any other rights and remedies of the Custodian under this Agreement or applicable Law, to the extent permitted by applicable Law, the Custodian may, with prior notice to the Client, set off any payment obligation owed to the Custodian by the Client against any payment obligations owed by the Custodian to the Client, regardless of the place of payment, delivery and/or currency of any obligation (and for such purposes may make any necessary conversions of currencies). If any obligation is unliquidated or unascertained, the Custodian may set off an amount estimated by the Custodian in good faith to be the amount of that obligation.

Section 18.	Records

The Client will examine each statement sent by the Custodian and notify the Custodian in writing within five Business Days of the date of such statement of: (a) any discrepancy between Instructions given by the Client and the position shown on the statement, and (b) any other errors known to the Client. Absent such timely notification, the Custodian’s liability for any loss or damage in regard to such discrepancy will not accrue beyond such five Business Day period.

Section 19.	Confidential Information

19.1 Confidentiality and Use of Information. Each of the Custodian and the Client agrees that it will maintain any confidential and proprietary information disclosed to it by the other Party hereto, including the fees set forth in the Fee Schedule hereto (“Confidential Information”), in a confidential manner using the same care it uses to protect the confidentiality of its own confidential information, and will not use for its own benefit or otherwise the Confidential Information of the other Party except (a) as expressly authorized by this Agreement and to the extent necessary for performance of this Agreement, or (b) upon the prior written consent of the other Party; provided, however, that each of the Custodian and the Client may disclose any such confidential or proprietary information of the other Party to those of its affiliates and its and their officers, directors, employees, agents (including attorneys and financial advisors), and contractors, in each case, who need to know such information for purposes of this Agreement and who are bound by confidentiality obligations consistent with the terms hereof. Notwithstanding the foregoing, Confidential Information will not include information that was (i) publicly available prior to disclosure by such disclosing party; (ii) already in the receiving party’s possession and not subject to an obligation of confidentiality; (iii) obtained by the receiving party from a third party without restriction on disclosure; (iv) entirely independently developed by the receiving party without reference to any Confidential Information of the disclosing party; (v) the tax treatment and any facts that may be relevant to the income tax consequences of the transactions contemplated by this Agreement.

19.2 Required Disclosures. If, at any time, the receiving party is required by law or regulation to make any disclosure of any of the Confidential Information, by summons, subpoena, judicial or administrative order or otherwise, the receiving party will (to the extent permissible and practicable under the circumstances) give prompt prior written notice of such requirement to the disclosing party and permit the disclosing party to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide reasonable cooperation and assistance to the disclosing party in lawful efforts to resist, limit or delay disclosure at the disclosing party’s sole expense. Notwithstanding the foregoing, the Custodian may disclose the Client’s Confidential Information to the Custodian’s regulators without any notice thereof.

19.3 Unauthorized Use. The receiving party will promptly notify the disclosing party in writing of any loss, or use, access or disclosure of Confidential Information of the disclosing party in violation of this Agreement promptly following recipient’s discovery and will promptly take measures to minimize the effect and prevent its recurrence. The receiving party will be liable under this Agreement to the disclosing party for any loss, or access, use, or disclosure in violation of this Agreement by itself or its representatives.

Section 20.	Term and Termination

20.1 Term. The term of this Agreement will commence on the Effective Date and terminate when terminated pursuant to this Section 20 (the “Term”).

20.2 Termination. Custodian may terminate this Agreement in whole or in part, with or without cause, by giving prior written notice to Client. Client may terminate this Agreement in whole or in part, with or without cause, by giving not less than 30 days’ prior written notice to Custodian.

20.3 Suspension, Deactivation, and Termination by Custodian. Without prejudice to any accrued rights and remedies under this Agreement, the Custodian may suspend or restrict the Client’s access to the Custodian’s services and/or deactivate or terminate the Clients Accounts, if, in its sole discretion, it has determined that (a) continuing to provide services under this Agreement would result in violation of any Law; (b) any of the representations or warranties made by the Client under this Agreement cease to be true on a continuing basis; (c) the Custodian perceives a risk of legal or regulatory non-compliance associated with Client’s Account(s); (d) the Custodian’s service partners, including depositories and subcustodians, are unable to support the Client’s use; (e) the Client takes any action that the Custodian deems as circumventing the Custodian’s controls, including, but not limited to, abusing promotions which the Custodian may offer from time to time or otherwise making a misrepresentation of the Client’s Account(s); (f) the Client breaches the terms of this Agreement; or (g) the Client fails to pay fees for a period of 90 days. If the Custodian suspends or restricts the Client’s access to the Custodian’s Services and/or deactivates or terminates Client’s Account(s) for any reason, the Custodian will provide the Client with notice of the Custodian’s actions in writing unless prohibited by Law. The Client acknowledges that the Custodian’s decision to take certain actions, including limiting access to, suspending, or closing the Client’s Account(s), may be based on confidential criteria that are essential to the Custodian’s risk management and security protocols. The Client agrees that the Custodian is under no obligation to disclose the details of its risk management and security procedures to the Client. The Client will be permitted to withdraw Assets associated with the Client’s Account(s) for 90 days after deactivation or termination by the Custodian unless such withdrawal is prohibited Law (including but not limited to applicable sanctions programs or a facially valid subpoena, court order, or binding order of a government authority).

20.4 Effect on Assets. Upon termination of this Agreement and subject to Section 15 hereof, the Custodian will deliver the Client’s Assets as instructed by the Client in a Proper Instruction. If by the termination date the Client has not given Proper Instructions to the Custodian regarding where to deliver any Assets, the Custodian will continue to maintain the Accounts until the Client provides such Proper Instructions to effect a free delivery of such Assets, and the Client will be liable to pay monthly storage fees in the amount determined by the Custodian until all Assets are removed. However, the Custodian will provide no other services with respect to any such Assets following termination. Notwithstanding termination of this Agreement or any Proper Instruction, the Custodian may retain sufficient Assets to close out or complete any transaction that was in process prior to such termination or to pay any fees of the Custodian or amounts otherwise outstanding hereunder.

20.5 Surviving Terms. The rights and obligations contained in Sections 7, 11, 14, 15, 16, 17, 19, 20, 21, 22, and 23 of this Agreement will survive the termination of this Agreement.

Section 21.	Limitation of Liability

21.1 Limitation on Direct Damages. SUBJECT TO SECTION 12.3 OF THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT THE CUSTODIAN, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE (I) FOR ANY AMOUNT GREATER THAN THE FEES PAID OR PAYABLE TO CUSTODIAN UNDER THIS AGREEMENT DURING THE 12-MONTH PERIOD IMMEDIATELY PRECEDING THE INCIDENT GIVING RISE TO SUCH LIABILITY.21.1 No Consequential or Related Damages. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH AUTHORIZED OR UNAUTHORIZED USE OF THE CUSTODIAN’S SERVICES, OR THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

Section 22.	Fees and Payment

22.1 Fees. The Client agrees to pay the Custodian the fees and expenses for the Services performed pursuant to this Agreement as set forth in the Fee Schedule attached hereto. The Custodian may increase or decrease the fees charged at any time upon 30 days’ prior notice. In addition, any services requested by the Client that are in addition to the standard Services provided by the Custodian may result in additional fees being charged to the Client or expenses being passed through to the Client, including printing and mailing charges. All payment obligations under this Agreement are non-cancelable and all payments made are non-refundable.

22.2 Invoicing and Payment Terms. The Client will pay all fees hereunder within 30 days of the date of the applicable invoice issued by the Custodian. In the event the Client disputes any invoiced fees, the Client will provide written notice of the disputed amount within 15 days after the date of such invoice and timely pay any undisputed portion of such invoice. The Parties will cooperate in good faith to resolve any disputed invoice or portion thereof within 15 days of notice of dispute. All amounts payable by Client under this Agreement will be made without setoff and without any deduction or withholding. The Client will promptly reimburse the Custodian for any cost or expense incurred in connection with any collection efforts undertaken by the Custodian in connection with any past due amount owed under this Agreement. At the Custodian’s discretion, past due amounts may accrue a late fee equal to the lesser of 1.5% per month or the maximum amount allowed by applicable law.

22.3 Purchase through Platform Provider. The Client understands and acknowledges that all or a portion of fees and expenses may, at the sole discretion of the Platform Provider, be paid to the Custodian by the Platform Provider and subsequently be passed through to the Client by the Platform Provider. Notwithstanding anything to the contrary, Client may be required to compensate Platform Provider for the Custodian’s services, and among other provisions, certain terms related to fees, payment terms, taxes, term, termination, renewal, and support may be established between Platform Provider and the Client for the purchase of the Custodian’s services hereunder.

Section 23.	Governing Law and Venue

This Agreement is solely and exclusively governed, construed, and enforced in accordance with the laws of the State of Wyoming, without giving effect to conflict of law rules or principles that would cause the application of the laws of any other jurisdiction. Both Parties submit to personal jurisdiction in the federal and state courts located in Cheyenne, Wyoming, and further agree that any and all claims and controversies arising out of this Agreement that cannot be amicably resolved by the Parties will be brought solely and exclusively in a court in the State of Wyoming. Each Party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in an inconvenient forum and further waives the rights to object that such court does not have jurisdiction over such parties.

Section 24.	Miscellaneous

24.1 Notices. Any notice or other communication under this Agreement will be in writing and will be effective upon delivery as follows: (a) if to Client, when sent via email to the email address below or otherwise on record with the Custodian; and (b) if to Custodian, when sent via email to legal@brassicafin.com. Any such notice, in either case, must specifically reference that it is a notice given under this Agreement.

24.2 Confidential Relationship; Privacy Statement and Policy. All information and advice furnished by either party to the other hereunder, including their respective agents and employees, will be treated as confidential and will not be disclosed to third parties except as required by law and as necessary to service the Accounts. Client hereby acknowledges receipt of, and the Custodian agrees to maintain the confidentiality of all Client’s related personal information. The then-current Brassica privacy policy, which may be found at https://www.brassicafin.com/legal/privacy, identifies how Brassica collects, uses, and discloses, on a limited basis, your information. This provision will survive termination of this Agreement.

24.3 No Publicity. Client will not make any public statement, including any press release, media release, or blog post which mentions or refers to the Custodian or a partnership between Client and the Custodian, without the prior written consent of the Custodian.

24.4 Choice of Trust Company and Referral. The Client acknowledges that they have the choice to select any trust company or financial institution to provide custody services for the Client’s assets. The Client affirms that while they have been referred to Brassica by the Platform Provider, the Client has elected to open an Account with Brassica based on their independent choice, free from pressure or influence.

24.5 Service to Other Clients. It is understood that the Custodian may perform investment services for various clients including related persons of the Custodian. The Client agrees that the Custodian may provide advice and take action with respect to any of its other clients, itself or Affiliates that may compete with or differ from the advice given or the timing or nature of action taken with respect to the Client. It is understood that the Custodian will not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Client any security or other investment which the Custodian, its principals, Affiliates, or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of the Custodian such transaction or investment appears unsuitable, impractical, immaterial, or undesirable for the Accounts.

24.6 No Third-Party Beneficiaries. This Agreement is not intended to confer any rights or benefits to any third parties, including, but not limited to, the Client’s end customers or investors.

24.7 Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

24.8 Severability. If any provision of this Agreement is or becomes illegal, invalid, or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

24.9 Waiver of Rights. No failure or delay of the Client or the Custodian in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Custodian may have under applicable law.

24.10 Recordings. The Client and the Custodian consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

24.11 Assignment. The Custodian may assign this Agreement, delegate its duties hereunder, and transfer the Accounts to any of its affiliates or to its successors and assigns, whether by merger, consolidation, or otherwise, in each case, without notice to the Client. The Client may not assign or transfer any of its rights or obligations under this Agreement without the Custodian’s prior written consent. Any attempted transfer or assignment in violation hereof will be null and void.

24.12 Contractual Relationship. Nothing contained in this Agreement will constitute the Client and/or the Custodian (and/or any other Person) as members of any partnership, joint venture, association, syndicate, unincorporated business, or similar assignment as a result of or by virtue of the engagement or relationship established by this Agreement. Neither the Client nor the Custodian will hold itself out as an agent, partner or joint venture partner of the other or any of the subsidiaries or companies controlled directly or indirectly by or affiliated with the other.

24.13 Independent Review. Each Party recognizes that this Agreement is legally binding. The Parties acknowledge that they have been advised to seek independent legal, tax, investment, or other professional advice prior to entering into this Agreement and have had ample opportunity to do so. In any interpretation of this Agreement, it shall not be construed against either Party as the drafter. The Client expressly confirms having read and understood this Agreement and is entering into it freely and voluntarily.

24.14 USA PATRIOT Act Notice. The Client hereby acknowledges that Custodian is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Custodian must obtain, verify, and record information that allows the Custodian to identify the Client. Accordingly, prior to opening any Accounts hereunder the Custodian will ask the Client to provide certain information including, but not limited to, name, address, tax identification number and other information that will help the Custodian to identify and verify the Client’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

24.15 Other Business. Nothing herein will prevent the Custodian or any of its affiliates from engaging in other business, or from entering into any other transaction or financial or other relationship with or receiving fees from or from rendering services of any kind to the Client or any other Person. The Custodian and its affiliates may be, and are not prohibited from, engaging in other business or activities, including those that might be in direct competition with the Client. The Custodian and its affiliates (or funds or other accounts advised or managed by them) may have investments in, or other commercial arrangements with, counterparties that fill Trade Orders or other service providers to the Custodian. Affiliates of the Custodian (and funds or other accounts advised or managed by them) may themselves utilize the Custodian’s trade execution service and submit Trade Orders that could be internally crossed with Trade Orders of the Client.

24.16 Entire Agreement; Amendments. This Agreement, including all exhibits and schedules, constitutes the entire Agreement and understanding between the Parties, and supersedes all previous communications, representations or agreements, whether written or oral, with respect to the subject matter hereof. In the event this Agreement conflicts with any exhibit, schedule, or terms of use, the terms of this Agreement will control and govern. Except as specified in this Agreement, this Agreement may be modified only by written agreement signed by both Parties.

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The Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

CLIENT	BRASSICA TRUST COMPANY LLC

Signature:	Signature:

Name:	Name:

Title:	Title:

Date:	Date:

Email for Notices:

Fee Schedule

Transaction Type	Transaction Fee	Frequency
Wire - Domestic (in)	$0	Per Transaction
Wire - Domestic (out)	$15	Per Transaction
Wire - International (in)	$15	Per Transaction
Wire - International (out)	$25	Per Transaction
Wire - Recall	$50	Per Transaction
ACH (in/out)	$0.40	Per Transaction
ACH - Chargeback	$15	Per Non-Sufficient Funds Paid & Returned
Fraudulent Return	$150	Per Return